Exhibits 5.1 and 23.1

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Davis Polk & Wardwell LLP 212 450 4000 tel 450 Lexington Avenue 212 701 5800 fax New York, NY 10017

May 17, 2013

The AES Corporation

4300 Wilson Boulevard

Arlington, Virginia 22203

Ladies and Gentlemen:

We have acted as special counsel for The AES Corporation, a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-3 (File No. 333-186888) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration by the Company of $250,000,000 aggregate principal amount of its 4.875% Senior Notes due 2023 (the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of December 8, 1998, as amended and supplemented (the “Base Indenture”) between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”). Certain terms of the Securities have been established pursuant to a supplemental indenture dated April 30, 2013 (the “Supplemental Indenture” together with the Base Indenture, the “Indenture”). The Securities are to be sold pursuant to an Underwriting Agreement dated May 14, 2013 (the “Underwriting Agreement”) among the Company and the underwriter named in Schedule A thereto.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and officers of the Company that we reviewed were and are accurate and (vii) all representations made by the Company as to matters of fact in the documents that we reviewed were and are accurate.

The AES Corporation	2	May 17, 2013

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion, when the Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Underwriting Agreement against payment therefor, the Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and will be entitled to the benefits of the Indenture pursuant to which such Securities are to be issued, provided that we express no opinion as to the enforceability of any waiver of rights under any usury or stay law.

In connection with the opinions expressed above, we have assumed that (i) the Registration Statement became effective upon filing with the Commission and such effectiveness shall not have been terminated or rescinded, and (ii) the Indenture is a valid, binding and enforceable agreement of the Trustee. We have also assumed that the execution, delivery and performance of the Indenture and the Securities by each party thereto to which it is a party, (a) are within its corporate powers (other than with respect to the Company), (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party (other than with respect to the Company), (c) require no action by or in respect of, or filing with, any governmental body, agency or official, and (d) do not contravene, or constitute a default under, any public policy, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company on the date hereof and to its incorporation by reference into the Registration Statement. In addition, we consent to the reference to our name under the caption “Legal Matters” in the preliminary prospectus supplement dated May 14, 2013 and the prospectus supplement dated May 14, 2013, and under the caption “Validity of Securities” in the base prospectus dated February 27, 2013, each of which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP